Exhibit 7.08

Execution Version

COMMITMENT LETTER

December 10, 2013

Trunkbow Merger Group Limited

Room D, 5/F of Noble Center

No. 1006 Fuzhong San Road, Futian District

Shenzhen 518026

P. R. China

Ladies and Gentlemen:

This letter agreement sets forth the commitment of Dr. Wanchun Hou and Mr. Qiang Li, collectively (the “Sponsors”), subject to the terms and conditions contained herein, to purchase equity interests of Trunkbow Merger Group Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands (“Parent”). It is contemplated that, pursuant to the Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Trunkbow International Holdings Limited, a Nevada corporation (the “Company”), Parent, and Trunkbow International Merger Sub Limited, a Nevada corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a direct, wholly owned subsidiary of Parent. Capitalized terms used in this letter agreement and not otherwise defined herein have the meanings ascribed to such terms in the Merger Agreement.

1.          Equity Commitment.

(a)        Each Sponsor hereby commits, on a joint and several basis with the other Sponsor, subject to the terms and conditions set forth herein, that he shall purchase, or shall cause the purchase of, immediately prior to the Effective Time, equity interests of Parent (or one or more Affiliates of Parent organized to consummate the Merger) for an aggregate cash purchase price in immediately available funds equal to $30,150,000 subject to adjustment pursuant to Section 1(b) below (the “Equity Commitment”), which will be used by Parent solely for the purpose of funding the aggregate Merger Consideration required to be paid by Parent to consummate the Merger pursuant to and in accordance with the Merger Agreement, together with all related fees and expenses.

(b)          The Sponsors may effect the funding of the Equity Commitment directly or indirectly through one or more Affiliates of the Sponsors. The Sponsors will not be under any obligation under any circumstances to contribute more than the amount of the Equity Commitment to Parent and/or Merger Sub. In the event Parent does not require an amount equal to the sum of the Equity Commitment in order to consummate the Merger, the amount of the Equity Commitment to be funded under this letter agreement shall be reduced by Parent, to the level sufficient to, in combination with the other financing arrangements contemplated by the Merger Agreement, for Parent and Merger Sub to consummate the Transactions.

2.          Conditions. The Equity Commitment shall be subject only to (a) the execution and delivery of the Merger Agreement by the Company and (b) the satisfaction or waiver at or prior to the closing of the Merger (the “Closing”) of each of the conditions set forth in Section 7.1 and Section 7.2 of the Merger Agreement (other than any conditions that by their nature are to be satisfied at the Closing but subject to the prior or substantially concurrent satisfaction of such conditions).

3.          Limited Guaranty. Concurrently with the execution and delivery of this letter agreement, the Sponsors are executing and delivering to the Company a limited guaranty related to Parent’s and Merger Sub’s payment obligations with respect to the Parent Termination Fee under the Merger Agreement (the “Limited Guaranty”). Other than with respect to the Company’s rights described in the Sections 4 hereof, the Company’s rights against Parent and Merger Sub pursuant to the Merger Agreement, the Company’s right to assert the Retained Claims (as such term is defined under the Limited Guaranty) and the Company’s remedies against the Sponsors under the Limited Guaranty (as set forth in and in accordance with the terms of the Limited Guaranty) shall be, and are intended to be, the sole and exclusive direct or indirect remedies (whether at law or in equity, whether in contract, tort, statute or otherwise) available to the Company and its Affiliates (or to any Person purporting to claim by or through the Company or any of its Affiliates or for the benefit of any of them) against the Sponsors and the Non-Recourse Parties (as defined in the Limited Guaranty) in respect of any claims, liabilities or obligations arising with respect to this letter agreement, the Merger Agreement or the Limited Guaranty and the transactions contemplated hereby and thereby, including without limitation in the event Parent or Merger Sub breaches its obligations under the Merger Agreement, whether or not Parent’s or Merger Sub’s breach is caused by the Sponsors’ breach of its obligations under this letter agreement.

4.          Enforceability; Third-Party Beneficiary. This letter agreement shall inure to the benefit of and be binding upon Parent and the Sponsors and their respective successors and permitted assigns; provided that the Company is an express third-party beneficiary of this letter agreement. This letter agreement may only be enforced (i) by Parent at the direction of the Sponsors, and (ii) by the Company pursuant to the Company’s right to seek specific performance to enforce the Sponsors’ obligation to fund the Equity Commitment in accordance with Section 1 hereof and pursuant to Section 9.8 of the Merger Agreement.  Parent’s creditors shall have no right to enforce this letter agreement or cause Parent or any other Person to enforce this letter agreement.

5.          No Modification; Entire Agreement. This letter agreement may not be amended or otherwise modified without the prior written consent of Parent, the Sponsors and the Company. Together with the Merger Agreement, the Contribution Agreement and the Limited Guaranty, this letter agreement constitutes the entire agreement, and supersedes all prior agreements, understandings and statements, written or oral, between, the Sponsors or any of his Affiliates, on the one hand, and Parent or any of its Affiliates (other than the Sponsors and any of his Affiliates), on the other, with respect to the transactions contemplated hereby. Each of the parties hereto acknowledges that each party hereto and his (or its) respective counsel have reviewed this letter agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this letter agreement.

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6.          Governing Law; Jurisdiction; Venue. This letter agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the choice of Law principles thereof. The parties agree that any Proceeding brought by any party to enforce any provision of, or based on any matter arising out of or in connection with this letter agreement shall be brought in any U.S. federal court or state court of New York sitting in the Borough of Manhattan, the City of New York. Each of the parties submits to the jurisdiction of any such court in any Proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this letter agreement, and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such Proceeding. Each party irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum.

7.          Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR ANY DOCUMENTS OR INSTRUMENTS REFERRED TO IN THIS LETTER AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR THE ACTIONS OF EACH OF THE PARTIES HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS LETTER AGREEMENT.

8.          Counterparts. This letter agreement shall not be effective until it has been executed and delivered by both parties hereto. This letter agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, but all such counterparts shall together constitute one and the same agreement. This letter agreement may be executed and delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, and in the event this letter agreement is so executed and delivered, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

9.          Termination. The obligation of the Sponsors to fund the Equity Commitment will terminate automatically and immediately upon the earliest to occur of (a) the valid termination of the Merger Agreement in accordance with its terms and receipt of the payment of all of the Parent Termination Fee that becomes due and payable pursuant to Section 8.5(c) of the Merger Agreement, (b) the Effective Time, at which time the obligation will be discharged but subject to the performance of such obligation, (c) the Company or any of its Affiliates asserting a claim against the Sponsors or any Non-Recourse Party in connection with this letter agreement, the Merger Agreement, the Limited Guaranty or any of the transactions contemplated hereby or thereby or otherwise relating hereto or thereto, other than the Company asserting a claim under this letter agreement in accordance with Section 4 hereof or asserting any Retained Claim (as such term is defined under the Limited Guaranty) pursuant to Section 10 of the Limited Guaranty and (d) the Company or any of its Affiliates, or any Person claiming by, through or for the benefit of the Company, accepting all of the Parent Termination Fee pursuant to the Merger Agreement or accepting the Guaranteed Obligations from the Guarantors under the Limited Guaranty.

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10.        Representations and Warranties. The Sponsors jointly and severally represent and warrant to Parent that (a) the Sponsors have the authority to execute, deliver and perform this letter agreement; (b) this letter agreement has been duly and validly executed and delivered by the Sponsors and constitutes a valid and legally binding obligation of the Sponsors, enforceable against him in accordance with the terms of this letter agreement (subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law)); (c) the Sponsors will have available funds immediately prior to Closing in excess of the Equity Commitment plus the aggregate amount of all other commitments and obligations that are then due and payable but remain unpaid by the Sponsor; (d) no action by, and no notice to, approval or consent by, or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this letter agreement by the Sponsors; and (e) the execution, delivery and performance of this letter agreement by the Sponsors do not violate any applicable Law or judgment binding on the Sponsors or the assets of the Sponsors, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any agreement binding on the Sponsors.

11.        No Assignment. The Sponsors’ obligations to fund the Equity Commitment may not be assigned, except that the Sponsors may assign all or a portion of its obligations to fund the Equity Commitment to any of the Sponsors’ Affiliates; provided, that, any such assignment shall not relieve the Sponsors of its obligations under this letter agreement to the extent not performed by such Affiliate. Parent may not assign its rights to any of its Affiliates or other entity owned directly or indirectly by the beneficial owners of Parent, without the prior written consent of the Sponsors (which shall be given or withheld solely in the discretion of the Sponsors). Any transfer in violation of this section shall be null and void.

12.        Notices. All notices, requests, claims, demands and other communications required or permitted to be given under this letter agreement shall be given in the manner specified in the Merger Agreement (and shall be deemed given as specified therein) as follows:

(a)          if to the Sponsors:

Dr. Wanchun Hou/Mr. Qiang Li

Unit 1217-1218, 12F of Tower B,

Gemdale Plaza, No. 91 Jianguo Road, Chaoyang District,

Beijing 100022,

People’s Republic of China

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with a copy to (which shall not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP

Twin Towers - West (23Fl), Jianguomenwai Da Jie

Chaoyang District

Beijing 100022, China

Attention: Ling Huang and W. Clayton Johnson

Facsimile: +852 2160 1087

Email: lhuang@cgsh.com and cjohnson@cgsh.com

(b)          if to Parent, to:

Trunkbow Merger Group Limited

Room D, 5/F of Noble Center

No. 1006 Fuzhong San Road, Futian District

Shenzhen 518026

People’s Republic of China

with a copy to (which shall not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP

Twin Towers - West (23Fl), Jianguomenwai Da Jie

Chaoyang District

Beijing 100022, China

Attention: Ling Huang and W. Clayton Johnson

Facsimile: +852 2160 1087

Email: lhuang@cgsh.com and cjohnson@cgsh.com

[Signature Page Follows]

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Sincerely,

/s/ Wanchun Hou
Wanchun Hou

/s/ Qiang Li
Qiang Li

Agreed to and accepted:

Trunkbow Merger Group Limited

By:	/s/ Wanchun Hou
Name:	Wanchun Hou
Title:	Director

[SIGNATURE PAGE TO COMMITMENT LETTER]